As filed with the Securities and Exchange Commission on May 28, 2025.

Registration No. 33-82240

Registration No. 333-28141

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8 REGISTRATION STATEMENT NO. 33-82240

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-28141

_____________________

MORGAN STANLEY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3145972 (I.R.S. Employer Identification No.)

1585 Broadway

New York, NY 10036

(Address of principal executive offices, including zip code)

Morgan Stanley Tax Deferred Equity Participation Plan

Morgan Stanley Employees’ Equity Accumulation Plan

(Full title of the plans)

Martin M. Cohen, Esq.

Counsel and Corporate Secretary

Morgan Stanley

1585 Broadway

New York, New York 10036

(212) 761-4000

(Name, address and telephone number of agent for service)

With a copy to:

Kyoko Takahashi Lin

Davis Polk & Wardwell LLP

450 Lexington Avenue, New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities Pertaining to the Morgan Stanley Tax Deferred Equity Participation Plan and the Morgan Stanley Employees’ Equity Accumulation Plan

Morgan Stanley (the “Registrant”) is filing with the Securities and Exchange Commission (the “Commission”) this post-effective amendment (this “Post-Effective Amendment”) to deregister the shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 filed with the SEC (the “Registration Statements”), together with any and all plan interests registered thereunder:

•	Registration Statement on Form S-8, filed with the Commission on August 1, 1994 (Commission File No. 33-82240), along with the Post-Effective No.1 to such Registration Statement, filed with the Commission on December 21, 1994 and the Post-Effective Amendment No. 2 to such Registration Statement, filed with the Commission on February 18, 1997, with respect to an aggregate 5,907,430 shares of Common Stock, thereby registered for offer or sale pursuant to the Morgan Stanley Tax Deferred Equity Participation Plan (formerly known as the Dean Witter, Discover & Co. Tax Deferred Equity Participation Plan).

•	Registration Statement on Form S-8, filed with the Commission on May 30, 1997 (Commission File No. 333-28141) with respect to 30,000,000 shares of Common Stock, thereby registered for offer or sale pursuant to the Morgan Stanley Employees’ Equity Accumulation Plan (formerly known as the Dean Witter, Discover & Co. Employees’ Equity Accumulation Plan).

The Registrant is no longer issuing securities under the Plans. Accordingly, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements as of the date hereof. Effective upon filing hereof, the Registrant hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 28th day of May, 2025.

MORGAN STANLEY
(Registrant)

By:	/s/ Edward Pick
	Name:	Edward Pick
	Title:	Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.